Exhibit 5.2

[Simpson Thacher & Bartlett LLP Letterhead]

February 12, 2021

Cresud S.A.C.I.F. y A.

Carlos della Paolera 261

Buenos Aires

Argentina

Ladies and Gentlemen:

We have acted as United States counsel to Cresud S.A.C.I.F. y A., a sociedad anónima organized under the laws of the Republic of Argentina (the “Company”), in connection with the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the offering by the Company of rights to subscribe for an aggregate of 90,000,000 common shares, par value Ps.1.00 per share (the “Shares”), including Shares in the form of American Depositary Shares, and 90,000,000 warrants to purchase an additional 90,000,000 Shares (the “Warrants”). The Warrants will be issued under a warrant agreement (the “Warrant Agreement”) to be entered among the Company, and Computershare Trust Company, N.A., as Warrant Agent (the “Warrant Agent”).

We have examined the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as forms or as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

In rendering the opinion set forth below, we have assumed that the Warrant Agreement and the Warrants will constitute valid, legally binding and enforceable obligations of the Company under the law of Argentina and will not breach or violate any agreement or instrument governed by Argentine or other non-U.S. law that is binding on the Company (which matters are addressed in the legal opinion of Zang, Bergel & Viñes, Argentine counsel to the Company, dated the date hereof and filed as Exhibit 5.1 to the Registration Statement). We have also assumed that the Warrant Agreement and the Warrants will, as applicable, constitute valid and legally binding obligations of the Warrant Agent and the Argentine Representative enforceable in accordance with their terms.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, assuming the due execution, countersignature, issuance and delivery of the Warrants in the form filed as an exhibit to the Registration Statement and in accordance with the provisions of the Warrant Agreement, the Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign government or judicial action in each case affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP